News Release	Koppers Holdings Inc.
436 Seventh Avenue
Pittsburgh, PA 15219-1800
Tel 412 227 2001
www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Brian H. McCurrie, Vice President and Chief Financial Officer
412 227 2153
McCurrieBH@koppers.com

Koppers Holdings Inc. Reports First Quarter 2007 Results
-Sales advance 21 percent in quarter-
-Record Q1 net income of $10.5 million-
-Basic earnings per share $0.51 for Q1-

PITTSBURGH, May 3, 2007 – Koppers Holdings Inc. (NYSE: KOP) today announced results for its fiscal 2007 first quarter.

The Company’s sales for the quarter ended March 31, 2007 increased 21 percent, or $56.5 million, to $321.1 million, as compared to $264.6 million for the prior year quarter. This increase was primarily a result of higher sales in the Carbon Materials & Chemicals segment, which increased 29 percent, or $44.5 million. The increase in this segment was due primarily to $24.3 million of sales from the April 2006 acquisition of certain assets of Reilly Industries, Inc., increased pricing for most product lines due primarily to higher raw material costs, higher foreign currency exchange rates, and strong product demand. Sales for Railroad & Utility Products advanced 11 percent, or $12 million, due primarily to abnormally high sales of treated crossties to commercial customers, as well as increased volumes of treating services to the Class 1 railroads. Favorable weather conditions helped to facilitate the higher railroad volumes.

Net income for the first quarter of 2007 increased to $10.5 million as compared to a loss of $6.0 million in the prior year quarter. Net income for the quarter benefited from higher prices for Carbon Materials & Chemicals and synergies related to the Reilly transaction, as well as $1.3 million of non-conventional fuel tax credits. Net income for the prior year quarter was negatively impacted by $18.9 million of pretax charges related to the Company’s initial public offering and plant closings and restructurings. Adjusted net income, after excluding such charges, was $5.5 million for the quarter ended March 31, 2006. A reconciliation of net income to adjusted net income is attached to this press release.

Basic earnings per share for the first quarter of 2007 were $0.51 as compared to a loss per share of $0.41 in the prior year period. Adjusted basic earnings per share for 2006, using adjusted net income and shares used for basic earnings per share for the first quarter of 2007, amounted to $0.27 per share. The effect of non-conventional fuel tax credits for the first quarter of 2007 was approximately $0.06 per share. A reconciliation of adjusted earnings per share to earnings per share is attached to this press release.

EBITDA for the quarter ended March 31, 2007 was $36.5 million compared to adjusted EBITDA of $28.5 million in the prior year, after adding back $4.5 million of charges for 2006 related to the initial public offering, plant closings and restructurings, and a legal judgment. The increase in

Page 2 – Koppers Reports First Quarter 2007 Results

2007 was primarily from higher product prices in Carbon Materials & Chemicals due primarily to higher raw material prices and efficiencies realized from the integration of the Reilly coal tar assets purchased by the Company in April 2006, as well as higher prices and volumes for railroad crossties. A reconciliation of adjusted EBITDA to EBITDA and EBITDA to net income is attached to this press release.

Commenting on the quarter, President and CEO Walter W. Turner said, “Our first quarter exceeded our expectations, reflecting the synergies derived from the Reilly transaction as well as overall strong product demand. Looking ahead, we are optimistic about 2007 as we anticipate a full year of benefits from the Reilly transaction, additional sales and profit as a result of the expansion of our carbon black plant in Australia, and the beginning of construction of our new joint venture in China, which we anticipate coming on-line by the end of 2008. We continue to benefit from strong demand within our primary end markets, aluminum and railroads, as well as our focus on enhancing cash flow and our strict adherence to safety, health and environmental regulations.”

Guidance

Mr. Turner continued, “Based on the strong results in the first quarter and what we see as an improved 2007 operating environment, in conjunction with the successful completion of our profit improvement initiatives, we are modifying our 2007 guidance for sales growth from between 7% and 10% to growth to between 10% and 13% and adjusted EBITDA growth from 8% to 11% to growth between 11% and 14%.”

Investor Conference Call and Web Simulcast

Koppers management will conduct a conference call this morning, May 3, 2007, beginning at 11:00 AM EST to discuss the company’s performance. Interested parties may access the live audio broadcast by dialing 888 810 0248 in the US/Canada or 706 643 9697 for International, Conference ID number 7288664. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available two hours after the call’s completion at 800 642 1687 or 706 645 9291, Conference ID number 7288664. The recording will be available for replay through May 17, 2007.

The live broadcast of Koppers’ conference call will be available online: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=194019&eventID=1540606. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field. Remove the space if one exists.)

If you are unable to participate during the live webcast, the call will be archived on the company’s Web site at www.koppers.com, as well as www.streetevents.com and www.earnings.com, shortly after the live call and continuing through May 17, 2007.

Page 3 – Koppers Reports First Quarter 2007 Results

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, Australia, China, the Pacific Rim and South Africa. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP”. For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Brian H. McCurrie at 412 227 2153 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

This news release may contain forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the Company does business; competitive pressures; the loss of one or more key customer or supplier relationships; customer insolvencies; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost and availability of raw materials; and other economic, business, competitive, regulatory and/or operational factors affecting the business of Koppers generally.

Attachments

Page 4 – Koppers Reports First Quarter 2007 Results

Koppers Holdings Inc.

Consolidated Statement of Operations

(Dollars in millions except per share amounts)

	Three Months Ended March 31,
	2007	2006
Net sales	$321.1	$264.6
Operating expenses:
Cost of sales (excluding items below)	267.7	221.7
Depreciation and amortization	8.3	7.8
Selling, general and administrative	17.0	19.1

Total operating expenses	293.0	248.6
Operating profit	28.1	16.0
Other income	0.1	0.2

Income before interest expense, income tax provision and minority interest	28.2	16.2
Interest expense	11.7	26.9

Income (loss) before income taxes and minority interest	16.5	(10.7)
Income taxes	5.0	(4.9)
Minority interest	1.0	0.2

Net Income (loss)	10.5	(6.0)

Earnings (loss) per common share:
Basic	$0.51	$(0.41)
Diluted	$0.50	$(0.41)
Weighted average shares outstanding (in thousands):
Basic	20,730	14,556
Diluted	20,845	14,556
Dividends declared per common share	$0.17	$0.79

Page 5 – Koppers Reports First Quarter 2007 Results

Koppers Holdings Inc.

Condensed Consolidated Balance Sheet

(Dollars in millions, except per share amounts)	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$17.7	$24.4
Accounts receivable, net of $0.4 and $0.3	158.2	142.1
Inventories, net	170.8	156.4
Deferred tax benefit	15.1	15.1
Other current assets	11.5	11.5

Total current assets	373.3	349.5
Equity in non-consolidated investments	2.2	2.7
Property, plant and equipment, net	157.5	159.3
Goodwill	63.0	62.6
Deferred tax benefit	46.0	45.6
Other assets	29.2	29.7

Total assets	$671.2	$649.4

Liabilities
Current liabilities:
Accounts payable	$101.8	$100.5
Dividends payable	3.5	3.5
Accrued liabilities	72.2	63.6
Short-term debt and current portion of long-term debt	19.3	19.6

Total current liabilities	196.8	187.2
Long-term debt	458.6	456.3
Other long-term liabilities	86.0	86.1

Total liabilities	741.4	729.6
Commitments and contingent liabilities
Minority interest	13.0	12.2
Stockholders’ Deficit
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; 0 shares issued	—	—
Common Stock, $0.01 par value per share; 40,000,000 shares authorized; 20,849,979 shares issued	0.2	0.2
Additional paid-in capital	122.4	122.4
Receivable from Director for purchase of Common Stock	(0.6)	(0.6)
Retained deficit	(199.7)	(206.5)
Accumulated other comprehensive loss	(4.1)	(6.5)
Treasury stock, at cost; 120,158 shares	(1.4)	(1.4)

Total stockholders’ deficit	(83.2)	(92.4)

Total liabilities and stockholders’ deficit	$671.2	$649.4

Page 6 – Koppers Reports First Quarter 2007 Results

Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the Company’s businesses for the periods indicated.

	Three Months Ended March 31,
	2007	2006
(Dollars in millions)
Net sales:
Carbon Materials & Chemicals	$199.7	$155.2
Railroad & Utility Products	121.4	109.4

Total	$321.1	$264.6
Operating profit:
Carbon Materials & Chemicals	$15.7	$10.8
Railroad & Utility Products	12.7	5.2
All Other	(0.3)	—

Total	$28.1	$16.0
Adjusted operating profit (1):
Carbon Materials & Chemicals	$15.7	$12.3
Railroad & Utility Products	12.7	8.2
All Other	(0.3)	—

Total	$28.1	$20.5
Adjusted operating margin:
Carbon Materials & Chemicals	7.9%	7.9%
Railroad & Utility Products	10.5%	7.5%

Total	8.8%	7.7%

(1)	For the first quarter of 2006, excludes $1.3 million for restructuring and related charges associated with plant closures and asset impairments for Railroad & Utility Products and $0.2 million for Railroad & Utility Products for the Grenada judgment; also includes $1.5 million for each of Carbon Materials & Chemicals and Railroad & Utility Products for the buyout of the Saratoga advisory services contract.

Page 7 – Koppers Reports First Quarter 2007 Results

Koppers Holdings Inc.

Reconciliation of Net Income and Adjusted Net Income

(In millions)

	Three Months Ended March 31,
	2007	2006
Net Income (loss)	$10.5	$(6.0)

Charges impacting pre-tax income (1)
Plant closings and restructuring	—	1.3
Grenada verdict	—	0.2
Saratoga advisory services contract buyout	—	3.0
Call premium on bonds	—	10.1
Bond consent fees and deferred financing write-off	—	4.3

Total charges above impacting pre-tax income	—	18.9
Charges impacting net income, net of tax benefit	—	11.5

Adjusted net income	$10.5	$5.5

(1)	Cost of sales for 2006 includes $0.9 million for restructuring and related charges associated with plant closures and asset impairments and $0.2 million for the Grenada judgment. SG&A for 2006 includes $3.0 million for the buyout of the Saratoga advisory services contract and $0.4 million for severance charges. Interest expense includes $10.1 million for call premium, $1.1 million for bond consent fees and $3.2 million for write-off of deferred financing costs.

Reconciliation of Basic Earnings Per Share and Adjusted Basic Earnings Per Share

(In millions except share and per share amounts)

	Three Months Ended March 31,
	2007	2006
Net Income (loss)	$10.5	$(6.0)

Adjusted net income (from above)	$10.5	$5.5

Denominator for basic earnings per share (000s)	20,730	14,556
Denominator for adjusted basic earnings per share (000s) (1)	20,730	20,730

Earnings (loss) per share:
Basic earnings (loss) per share	$0.51	$(0.41)

Adjusted basic earnings per share	$0.51	$0.27

(1)	Based upon shares used for basic earnings per share at March 31, 2007.

Page 8 – Koppers Reports First Quarter 2007 Results

Reconciliation of EBITDA and Adjusted EBITDA

(In millions)

	Three Months Ended March 31,
	2007	2006
Net Income (loss)	$10.5	$(6.0)
Interest expense	11.7	26.9
Depreciation and amortization	8.3	7.8
Income taxes	5.0	(4.9)

EBITDA	35.5	23.8
Minority interest	1.0	0.2

EBITDA with minority interest	36.5	24.0
Unusual items impacting net income (1)
Plant closings and restructuring	—	1.3
Grenada verdict	—	0.2
Saratoga advisory services contract buyout	—	3.0

Adjusted EBITDA with minority interest	$36.5	$28.5

(1)	Cost of sales for 2006 includes $0.9 million for restructuring and related charges associated with plant closures and asset impairments and $0.2 million for the Grenada judgment. SG&A for 2006 includes $3.0 million for the buyout of the Saratoga advisory services contract and $0.4 million for severance charges.

Koppers believes that adjusted net income and adjusted EBITDA provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.